John W. Hlywak, Jr. (Investors)              Jay Higham   (Media/Physicians)
Senior Vice President & CFO                  Senior Vice President of Marketing
IntegraMed America, Inc.                     IntegraMed America, Inc.
(914) 251-4143                               (914) 251-4127
jhlywak@integramed.com                       jhigham@integramed.com
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www.integramed.com
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Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
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(212) 838-3777
Bruce Voss (bvoss@lhai.com)
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(310) 691-7100
www.lhai.com



             INTEGRAMED AMERICA TO PROVIDE FULL MARKETING SUPPORT TO
                 REPRODUCTIVE MEDICINE ASSOCIATES OF NEW JERSEY

          AGREEMENT MARKS FIRST SALE OF NEW FERTILITYMARKIT(TM) PROGRAM


PURCHASE, N.Y. (March 25, 2002) -- IntegraMed America, Inc. (Nasdaq: INMD) today announced the signing of a marketing contract with Reproductive Medicine Associates of New Jersey (RMANJ). Under the terms of the agreement, IntegraMed will provide full marketing support to help RMANJ, which performed an estimated 2000 in vitro fertilization procedures during 2001, reach a new level of growth and development for its state-of-the-art fertility center.

Simultaneous to announcing the new contract, IntegraMed also announced that its award-winning marketing programs are now being offered as FertilityMarkit (TM) on a market-exclusive basis to qualified fertility centers across the country.

"Reproductive Medicine Associates of New Jersey is the first fertility center outside our core network of Reproductive Science Centers to contract with us for the FertilityMarkit program," said Gerardo Canet, President and CEO of IntegraMed America, Inc. "As a leader in the New Jersey marketplace, RMANJ is in an excellent position to benefit from our comprehensive marketing support, and we are looking forward to bringing the proven power of this program to the benefit of RMANJ."

"Our practice has grown steadily over the last five years," said Michael R. Drews, MD, Reproductive Medicine Associates of New Jersey. "However, we reached a point where it seemed prudent to bring marketing and business development professionals in to help us organize the effort more professionally. Based on our relationship with IntegraMed and the track record they have achieved at their core network of Reproductive Science Centers, we are confident they can provide us with a valuable service that will help us to achieve our goals."

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"My partners and I have maintained a very positive and productive working relationship with IntegraMed over the years," said Richard Scott, MD, Reproductive Medicine Associates of New Jersey. "In our dealings with the Company we have consistently found them to be direct, honest and above board. They consistently deliver what they promise and have helped us in many ways big and small over the years."

Mr. Canet added, "Historically, IntegraMed has offered a full portfolio of services to fertility centers as a comprehensive, integrated package. Over the years we have received many requests from prominent fertility centers to "unbundle" our offering so they can contract with us for the specific services they need. During the past year we worked hard to respond to these requests, and we are excited to offer our full marketing support on a stand-alone basis to qualified fertility centers under the FertilityMarkit brand. We are proud to add FertilityMarkit to our growing menu of "unbundled" offerings that now includes FertilityDirect(TM), an Internet-based patient recruitment program; ArtWorks Stats(TM), a fertility laboratory information system; FertilityLab(TM), an outsourced laboratory director and operations service; and, FertilityWeb(TM), a Web site management technology."

IntegraMed's network of Reproductive Science Centers are among the leaders both within their respective markets and nationally. According to data published by the Society of Assisted Reproductive Medicine, IntegraMed's core network of Reproductive Science Centers generate, on average, more than five times the procedures of the average fertility center while growing more than three times as fast as the industry as a whole. Now, qualified fertility centers across the country can gain access to the proven marketing and practice development programs that helped IntegraMed's network to achieve these outstanding results.

Fertility centers that contract for FertilityMarkit benefit from IntegraMed's ongoing investment in sophisticated, proven marketing programs. These award-winning programs can be customized for use by qualified fertility centers to ensure they are appropriate for a designated marketplace. Working directly with IntegraMed's Director of Client Services Development, contracted fertility centers receive a customized strategic marketing plan, recruiting and training for a full time practice development staff member, access to IntegraMed's library of collateral material and full support implementing a proven program for growth and development.

Reproductive Medicine Associates of New Jersey was founded by Paul A. Bergh, MD, Michael R. Drews, MD and Richard T. Scott, Jr. MD, all board certified in reproductive endocrinology. Based in Morristown, NJ, RMANJ is a full-service infertility and assisted reproductive technology practice with satellite offices in West Orange, Englewood and Summerset, NJ. Today, RMANJ is comprised of 12 physicians and 110 staff, and has among the highest success rates for fertility treatment in the country.

IntegraMed America, Inc. provides services to medical practices specializing in infertility and assisted reproductive technology. These services include finance, administration, information systems and marketing. The Company also operates a mail-order pharmacy that distributes fertility medication to patients and offers treatment-financing programs for self-pay patients.


Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant management contract(s); profitability at Reproductive Science Centers managed by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).